Exhibit 23.2

To the Members of the Audit Committee

Recon Technology, Ltd.

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Recon Technology, Ltd. of our report dated September 27, 2013 with respect to the consolidated financial statements of Recon Technology, Ltd. included in the Annual Report (Form 10-K) for the years ended June 30, 2013 and 2012 and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York

November 26, 2013